Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of IEH Corporation on Form S-8 (File No. 333-224675) of our report dated June 22, 2023, with respect to our audits of the financial statements of IEH Corporation as of March 31, 2022, 2021 and 2020, and for each of the three years in the period ended March 31, 2022, which report is included in this Annual Report on Form 10-K of IEH Corporation for the years ended March 31, 2022, 2021 and 2020.

/s/ Marcum llp

Marcum llp

New York, NY

June 22, 2023